Exhibit 99.1

FOR IMMEDIATE RELEASE

STIFEL APPOINTS MARYAM BROWN AND LISA CARNOY

TO BOARD OF DIRECTORS

ST. LOUIS, April 26, 2023 — Stifel Financial Corp. (NYSE: SF) today announced the appointments of Maryam Brown and Lisa Carnoy to the firm’s Board of Directors, effective April 26, 2023.

“As exceptionally talented business leaders, Maryam and Lisa bring unique perspective and a valuable mix of industry and policy experience to our Board,” said Ronald J. Kruszewski, Chairman and CEO of Stifel. “We are thrilled to welcome Maryam and Lisa to our Board and look forward to their future contributions to the firm.”

Maryam Brown is President of Southern California Gas Company (SoCalGas), the nation’s largest gas distribution utility. Maryam has 25 years of experience in the energy industry across engineering, legal, policy, and regulatory roles, having started her career as an engineer in the petroleum-refining sector. She joined SoCalGas in 2019 from SoCalGas’ corporate parent, Sempra.

Before joining Sempra, Maryam amassed a decade of legislative and policy expertise working on Capitol Hill, serving in senior staff roles in both the U.S. House of Representatives and U.S. Senate. During this period, she served as Chief Energy Counsel to the House Committee on Energy and Commerce and subsequently as Senior Energy and Environment Counsel for two speakers of the U.S. House of Representatives. Prior to this, she was a Corporate Securities Associate Attorney in the San Francisco office of Pillsbury Winthrop Shaw Pittman LLP.

Maryam is Chair of the American Gas Association Foundation, serves on the U.S. Department of Energy’s National Petroleum Council, and is on the Board and Executive Committee of the California Chamber of Commerce.

Maryam earned her bachelor’s degree in mechanical engineering and her law degree (Order of the Coif) from Louisiana State University.

A seasoned financial executive, Lisa Carnoy served from 2018 to 2022 as the Chief Financial Officer of AlixPartners. Before Alix Partners, she was a senior leader at Bank of America Merrill Lynch, including as the Division Executive for the Northeast at U.S. Trust, the private bank within Bank of America, and as NYC Market President for Bank of America. Prior to her move to wealth management, Lisa served as Head of Global Capital Markets and Head of Global Equity and Equity-Linked Capital Markets for Bank of America Merrill Lynch.

Lisa has been a passionate advocate for diversity, co-founding several organizations, including the Women’s Leadership Council at Bank of America and the Women’s Leadership Council for Athletics. She recently chaired the search committee for the President of Columbia University, where she is Chair Emerita. Lisa also serves as Independent Director and Treasurer of the U.S. Soccer Federation.

Lisa earned an MBA from Harvard Business School and a bachelor’s degree cum laude from Columbia University.

Stifel Company Information

Stifel Financial Corp. (NYSE: SF) is a financial services holding company headquartered in St. Louis, Missouri, that conducts its banking, securities, and financial services business through several wholly owned subsidiaries. Stifel’s broker-dealer clients are served in the United States through Stifel, Nicolaus & Company, Incorporated, including its Eaton Partners business division; Keefe, Bruyette & Woods, Inc.; Miller Buckfire & Co., LLC; and Stifel Independent Advisors, LLC. The Company’s broker-dealer affiliates provide securities brokerage, investment banking, trading, investment advisory, and related financial services to individual investors, professional money managers, businesses, and municipalities. Stifel Bank and Stifel Bank & Trust offer a full range of consumer and commercial lending solutions. Stifel Trust Company, N.A. and Stifel Trust Company Delaware, N.A. offer trust and related services. To learn more about Stifel, please visit the Company’s website at www.stifel.com. For global disclosures, please visit https://www.stifel.com/investor-relations/press-releases.

Stifel Investor Relations Contact

Joel Jeffrey, (212) 271-3610

investorrelations@stifel.com

Stifel Media Relations Contact

Neil Shapiro, (212) 271-3447

shapiron@stifel.com